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Exhibit 23

S. W. HATFIELD, CPA
certified public accountants

Member: American Institute of Certified Public Accountants
SEC Practice Section
Information Technology Section
Texas Society of Certified Public Accountants

	CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to incorporation by reference in the Registration Statement No. 333-__________ on Form S-8 of

(1)	our independent auditor's report dated May 4, 2001, relating to the balance sheets of RPM Technologies, Inc. (SEC File No. 000-31291) as of December 31, 2000, 1999 and 1999 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998 and for the period from April 10, 1996 (date of inception) through December 31, 2000, respectively, which report appears in the 2000 Annual Report on Form 10-KSB of RPM Technologies, Inc.; and

(2)	our independent accountant's review report dated November 1, 2001 relating to the unaudited balance sheets of RPM Technologies, Inc. as of September 30, 2001 and 2000 and the related statements of operations and comprehensive income for the nine and three months ended September 30, 2001 and 2000 and the related statements of cash flows for the nine months ended September 30, 2001 and 2000, which report has been submitted separately to management as it relates to the September 30, 2001 Quarterly Report on Form 10-QSB/A.




S. W. HATFIELD, CPA

Dallas, Texas
February 19, 2002